Exhibit 24(b)(8.13)

SERVICES AGREEMENT

         THIS AGREEMENT, made and entered into as of this 7th day of March, 2000 by and among Aetna Investment Services, Inc. (“AISI”), Aetna Life Insurance and Annuity Company (“ALIAC”) (collectively, “Aetna”), and Bankers Trust Company (“Transfer Agent”), acting as agent for the registered open-end management investment companies listed on Schedule A hereto (each a “Fund” or collectively the “Funds”).

         WHEREAS, Transfer Agent acts as transfer agent for the Funds;

         WHEREAS, AISI distributes shares of investment companies to certain plans under Sections 401 or 457 of the Internal Revenue Code of 1986, as amended ("Code"),  custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, "Plans"); and

         WHEREAS, ALIAC is an insurance company that provides various recordkeeping and other administrative services to Plans; and

         WHEREAS, ALIAC will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds.

         NOW, THEREFORE, it is agreed as follows:

1.      Investment of Plan Assets.

         AISI represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”).  The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

2.      Omnibus Account.

         The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment in the Funds (“Account”).  ALIAC as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with this Agreement.

Aetna Agmt final

3.      Pricing Information, Orders, Settlement.

         (a) Transfer Agent will make shares available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses.  Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by AISI or the Nominee to correspond with investment instructions received by AISI from Plan Representatives or Participants.

         (b) Transfer Agent agrees to furnish or cause to be furnished to AISI for each Fund: (i) confirmed net asset value information as of the close of trading (currently 4:00 p.m., East Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor.  Transfer Agent shall use its best efforts to provide or cause to be provided to AISI such information by 6:30 p.m. East Coast time, but in event later than 7:00 p.m. East Coast time.

         (c) AISI, as agent for the Funds for the sole purposes expressed herein shall receive from Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee (“Instructions”), (ii) transmit to Transfer Agent such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, except for instructions on the Fund(s) listed as “Group B” in Schedule A hereto, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan Representatives or Plan Participants, as appropriate (“Confirmation”).  The Business Day on which such Instructions are received in proper form by AISI and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions.  Instructions received in proper form by AISI and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day.  AISI agrees that all Instructions received by AISI, which will be transmitted to Transfer Agent for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.  AISI shall use its best efforts to communicate via telephone to the person indicated on Schedule B by 1:00 East Coast time on the same Business Day that any net purchases or redemptions with respect to any Fund exceed the dollar value for such Fund set forth in Schedule B; provided that such order is the result of an “Extraordinary Plan Event” of which the necessary AISI personnel has actual notice of prior to such time.  “Extraordinary Plan Event” shall mean an event outside the normal operation of a plan such as an entire Plan moving into or out of Aetna’s account with the Fund or a plan asset transfer or merger arising from a plan sponsor’s merger, acquisition or divestiture.

         (d)  AISI will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Transfer Agent,

as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the Business Day following the Business Day as of which such purchase orders are made in conformance with Section 3(c).

         (e)  Transfer Agent or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by AISI, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the same Business Day as of which such redemption orders are received by the Transfer Agent in conformance with Section 3(c).

         (f)  In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in an Exhibit to this Agreement.

         (g)  Upon Transfer Agent’s request, AISI shall provide copies of historical records relating to transactions between the Funds and the Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Transfer Agent or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder.  AISI also agrees that AISI will permit Transfer Agent or the Funds, or any duly designated representative to have reasonable access to AISI’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

         (h)  AISI shall assume responsibility as herein described for any loss to Transfer Agent or to a Fund caused by a cancellation or correction made to an Instruction by a Plan Representative or Participant subsequent to the date as of which such Instruction has been received by AISI and originally relayed to Transfer Agent, and AISI will immediately pay such loss to Transfer Agent or such Fund upon AISI’s receipt of written notification, with supporting data.

         (i) Transfer Agent shall indemnify and hold AISI harmless, from the effective date of this Agreement, against any amount AISI is required to pay to Plans, Plan Representatives, or Participants due to a materially incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate, upon written notification by AISI, with supporting data, to Transfer Agent.   In addition, the Transfer Agent shall be liable to AISI for the reasonable costs of any additional computer or other technology use, and printing and postage costs directly incurred by AISI in making a Plan’s or a Participant’s account whole, if such costs or expenses are a direct result of the Fund’s failure to provide materially correct net asset values, dividend and capital gains or financial information, and if such information is not corrected by 4:00 p.m. East Coast time of the fifth business day after releasing such incorrect information, provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided.  If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Plan’s or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected. In determining materiality for purposes of this provision, the parties hereto agree to follow the then prevailing pricing error guidelines as set forth by the Securities Exchange Commission and its staff.  AISI shall use its reasonable best efforts to use the least costly method to correct pricing errors.

         (j)  Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.  AISI and Transfer Agent agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

4.      Servicing Fees.

         The provision of shareholder and administrative services to the Plans shall be the responsibility of AISI, ALIAC or the Nominee and shall not be the responsibility of Transfer Agent.  The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Transfer Agent agrees to pay to ALIAC a servicing fee as set forth in Schedule C hereto.  Transfer Agent will make such payments to ALIAC within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to AISI for the quarter and such other supporting data as may be reasonably requested by AISI.

5.      Expenses.

         Transfer Agent shall make available for reimbursement certain out-of-pocket expenses ALIAC incurs in connection with providing shareholder services to the Plans.  These expenses include actual postage paid by ALIAC in connection with mailing updated prospectuses, supplements and financial reports to Plan Representatives or Participants for which ALIAC provides shareholder services hereunder, and all costs incurred by ALIAC associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).  Except as otherwise agreed in writing, Aetna shall bear all other expenses incidental to the performance of the services described herein.  Transfer Agent shall, however, provide Aetna, or at Aetna’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by Aetna to disseminate to Plan participants who purchase shares of the Funds.

6.      Termination.

This Agreement shall terminate as to the maintenance of the Account:

         (a)  At the option of either Aetna or Transfer Agent upon six (6) months advance written notice to the other parties;

         (b)  At the option of Aetna, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

         (c)  At the option of either AISI or Transfer Agent, upon institution of formal disciplinary or investigative proceedings against AISI, Transfer Agent or the Funds by the National Association of Securities Dealers, Inc. (“NASD”), SEC, or any other regulatory body, and upon written notice to the other parties;

         (d)  At the option of Transfer Agent, if Transfer Agent shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement, and upon written notice to the other parties;

         (e)  At the option of Aetna, upon termination of the Management Agreement between the Fund and Adviser; written notice of such termination shall be promptly furnished to Aetna;

         (f)  Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that AISI and ALIAC may assign, without consent of Transfer Agent, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that AISI or ALIAC may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Transfer Agent, or

         (g)  If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

7.      Continuation of Agreement.

         Termination as the result of any cause listed in Section 6 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Plans electing to invest in the Funds prior to the termination of this Agreement.

8.      Advertising and Related Materials.

         (a)  Advertising and literature with respect to the Funds prepared by AISI or the Nominee or its agents for use in marketing shares of the Funds to the Plans (except any material that simply lists the Funds’ names) shall be submitted to Transfer Agent for review and approval before such material is used with the general public or any Plan, Plan Representative, or Participant.  Transfer Agent shall advise the submitting party in writing within three (3) Business Days of receipt of such materials Transfer Agent of its approval or disapproval of such materials.

         (b)  Transfer Agent will provide to Aetna at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

9.      Proxy Voting.

         Aetna or the Nominee will distribute to Plan Representatives or Participants all proxy materials furnished by Transfer Agent or its designees for the Funds.  Aetna and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

10.    Indemnification.

(a)  Aetna agrees to indemnify and hold harmless the Funds, Transfer Agent and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Transfer Agent or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ALIAC under this Agreement, or (ii) result from a breach of a material provision of this Agreement.  Aetna will reimburse any legal or other expenses reasonably incurred by Transfer Agent or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Aetna  will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Transfer Agent or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b)  Transfer Agent agrees to indemnify and hold harmless each of AISI and ALIAC, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls AISI and ALIAC and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which AISI or ALIAC, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement.  Transfer Agent will reimburse any legal or other expenses reasonably incurred by AISI or ALIAC, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that Transfer Agent will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of AISI or ALIAC, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c)     Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11.    Representations and Warranties.

            (a) Representations of ALIAC.  ALIAC represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

            (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

            (b)  Representations of AISI.  AISI represents and warrants:

(i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

            (ii)  that it (1) is a corporation duly organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii)  that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

         (iv)  that it will not, without the written consent of Transfer Agent, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Transfer Agent.

            (c) Representations of Transfer Agent.  Transfer Agent represents and warrants:

(i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

            (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Transfer Agent will notify AISI and ALIAC immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

            (iv) that Transfer Agent (1) is registered as a transfer agent with the SEC, and (2) will continue to be so registered during the term of this Agreement; and

            (v) that Transfer Agent (1) is a corporation duly organized under the laws of the State of New York (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

12.       Governing Law.

            This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

13.    Year 2000.

         Transfer Agent represents and warrants that (i) it has examined and tested its systems and made reasonable inquiry of its business partners and other entities with whom it conducts business with respect to Year 2000 problems and (ii) its ability to perform its obligations under this Agreement will not be materially interrupted or disrupted as a result of any business interruptions or other material business problem relating to specific dates or days before, during and after the Year 2000.

14.       Miscellaneous.

            (a)  Amendment and Waiver.  Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

            (b)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To AISI/ALIAC:

      Aetna Investment Services, Inc./Aetna Life Insurance and Annuity Company

      151 Farmington Avenue

      Hartford, CT 06156

      Attention:  Julie E. Rockmore, Counsel

      (860) 273-4686

To Transfer Agent:

      BT Alex Brown

      One South Street

      Baltimore, MD 21202

      Attention: Mutual Fund Services, BT Funds Group

            Copy to:

                  Bankers Trust Company

                  130 Liberty Square

                  New York, NY 10006

                  Attn: Mutual Fund Marketing

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

            (c)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            (d)  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

            (e)  Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (f)  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AETNA LIFE INSURANCE AND ANNUITY COMPANY		AETNA INVESTMENT SERVICES, INC.
By:	/s/ Laurie M. LeBlanc	By:	/s/ Gary J. Hegedus
Name:	Laurie M. LeBlanc	Name:	Gary J. Hegedus
Title:	Vice President	Title:	Senior Vice President

BANKERS TRUST COMPANY
By:	/s/ Lawrence S. Lafer
Name:	Lawrence S. Lafer
Title:	Director

SCHEDULE A

       Investment Companies:

Current Fund Name	New Fund Name	Effective Date Of Name Change

Investment Class
Deutsche Mid Cap – Investment Class
BT Investment Equity 500 Index	Deutsche Equity 500 Index Investment	04/30/2000
Deutsche Equity Appreciation Fund – Institutional Class
Deutsche International Equity
BT Investment Lifecycle Long Range	Deutsche Lifecycle Long Range – Investment Class	07/31/2000
BT Investment Lifecycle Mid Range	Deutsche Lifecycle Mid Range – Investment Class	07/31/2000
BT Investment Lifecycle Short Range	Deutsche Lifecycle Short Range – Investment Class	07/31/2000
Deutsche Small Cap – Investment Class
BT Investment Quantitative Equity	Deutsche Quantitative Equity – Investment Class	04/30/2000

13

SCHEDULE _ B_

         Pursuant to Section 3(c) of the Agreement, AISI shall use its best efforts to communicate via telephone (to the contact person listed below) by 1:00 p.m. East Coast Time on each Business Day that any net purchases or redemptions with respect to any Fund will exceed the dollar value for such Fund set forth below (provided that such order is the result of an Extraordinary Plan Event that AISI has actual knowledge of as defined in Section 3(c) of the Agreement):

Contact Person: Leah Mizer

Telephone #:       (800) 368-4031

Facsimile #:        (410) 895-3737

Funds	Transaction Amount

BT Investment Equity 500 Index Fund[1]	________
Deutsche Mid Cap – Investment Class	________
Deutsche Small Cap – Investment Class	________
Deutsche Equity Appreciation Fund – Institutional Class	________
Deutsche International Equity	________
BT Investment Lifecycle Long Range[2]	________
BT Investment Lifecycle Mid Range[3]	________
BT Investment Lifecycle Short Range[4]	________

SCHEDULE C

Compensation:

For the services rendered or to be rendered under this Agreement, Transfer Agent shall pay ALIAC the following administrative fees:

             .__ of __% per annum of the average daily aggregate net asset value of shares of the following Funds, held by Plans during each month for which ALIAC provides administrative services:

                  BT Investment Equity 500 Index Fund [1]

            .__ of __% per annum of the average daily aggregate net asset value of shares of the following Funds, held by Plans during each month for which ALIAC provides administrative services:

Deutsche Equity Appreciation Fund – Institutional Class
Deutsche International Equity Fund
Deutsche Small Cap – Investment Class
Deutsche Mid Cap – Investment Class
BT Investment Lifecycle Long Range Fund [2]
BT Investment Lifecycle Mid Range Fund [3]
BT Investment Lifecycle Short Range Fund [4]

The administrative fee payable each month with respect to a Fund shall be an amount equal to the average daily net assets invested in such Fund during the quarter by Plans for which ALIAC provides administrative services multiplied by the applicable per annum rate described above multiplied by a fraction the numerator of which is the number of days in the quarter and the denominator of which is 365.

[1] Effective 4/30/00, to be renamed: Deutsche Equity 500 Index.

[2] Effective 7/31/00, to be renamed: Deutsche Lifecycle Long Range – Investment Class.

[3] Effective 7/31/00, to be renamed: Deutsche Lifecycle Mid Range – Investment Class.

[4] Effective 7/31/00, to be renamed: Deutsche Lifecycle Short Range – Investment Class.